Exhibit 10.2
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
     AGREEMENT, dated as of December 15, 2010 by and among BP Exploration (Alaska) Inc., a Delaware corporation having its principal office at 1014 Energy Court, Anchorage, Alaska 99503 (the “Company”), The Bank of New York Mellon (formerly, The Bank of New York), a New York banking corporation having its principal corporate trust office at 101 Barclay Street, New York, New York 10286 (the “Resigning Trustee”) and The Bank of New York Mellon Trust Company, N.A., a national banking association having a corporate trust office at 919 Congress Avenue, Suite 500, Austin, Texas 78701 (the “Successor Trustee”).
RECITALS:
     WHEREAS, there are currently issued and outstanding 21,400,000 units of beneficial interest (“Units”) in the BP Prudhoe Bay Royalty Trust (the “Trust”), created under the BP Prudhoe Bay Royalty Trust Agreement dated February 28, 1989 among The Standard Oil Company, BP Exploration (Alaska) Inc., The Bank of New York, Trustee, and F. James Hutchinson, Co-Trustee (the “Trust Agreement”);
     WHEREAS, Section 8.02 of the Trust Agreement provides that the Trustee may at any time resign by giving notice of such resignation to the Company confirmed in writing, which resignation shall become effective upon the acceptance by a successor Trustee of its appointment as the successor Trustee;
     WHEREAS, Section 8.03 of the Trust Agreement provides that, if the Trustee shall have given notice of its intention to resign, the Company shall appoint a successor Trustee;
     WHEREAS, Sections 8.02 and 8.03 of the Trust Agreement provide that the resigning Trustee shall give written notice of its resignation and the appointment of a successor Trustee to each Unit Holder at such Unit Holder’s last address as shown by the records of the resigning Trustee;
     WHEREAS, Section 8.04 of the Trust Agreement provides that immediately upon the appointment of any successor Trustee, all rights, titles, duties, powers and authority of the resigning Trustee shall be vested in and undertaken by the successor Trustee, which shall be entitled to receive from the Trustee which it succeeds, an accounting pursuant to Section 8.02(a) of the Trust Agreement and all of the Trust Estate held by the resigning Trustee and all records and files in connection therewith;
     WHEREAS, pursuant to Section 3.06 of the Trust Agreement, Resigning Trustee was appointed Transfer Agent and Registrar with respect to all the Units issued and registered under the Trust Agreement;
     WHEREAS, the Company desires to appoint Successor Trustee as Trustee, Transfer Agent and Registrar with respect to all the Units heretofore and hereafter issued and registered under the Trust Agreement to succeed Resigning Trustee under the Trust Agreement; and
     WHEREAS, Successor Trustee is willing to accept such appointment as Trustee, Transfer Agent and Registrar under the Trust Agreement;
     NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I
THE RESIGNING TRUSTEE
     Section 1.1. Pursuant to Section 8.02 of the Trust Agreement, Resigning Trustee notifies the Company that Resigning Trustee hereby resigns as Trustee under the Trust Agreement.
     Section 1.2. Resigning Trustee represents and warrants to Successor Trustee that:
(a)	No covenant or condition contained in the Trust Agreement has been waived by Resigning Trustee or, to the best of the knowledge of the responsible officers of Resigning Trustee’s Corporate Trust and Agency Group, by Unit Holders owning the percentage of outstanding Units required by the Trust Agreement to effect any such waiver.

(b)	There is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers assigned to Resigning Trustee’s Corporate Trust and Agency Group, threatened against Resigning Trustee before any court or any governmental authority arising out of any action or omission by Resigning Trustee as Trustee, Registrar or Transfer Agent under the Trust Agreement.

(c)	Pursuant to Article III of the Trust Agreement, the Trust issued Certificates evidencing ownership of 21,400,000 Units, which Units are outstanding as of the Effective Date (as hereinafter defined).

(d)	Each person who signed the Certificates on behalf of the Trust was duly elected, qualified and acting as an officer of Resigning Trustee and empowered to execute the Certificates at the respective times of issuance and the signature of such person or persons appearing on such Certificates is each such person’s genuine signature.
(e)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation.

(f)	To the best of the knowledge of the responsible officers of Resigning Trustee’s Corporate Trust and Agency Group, Resigning Trustee is in compliance in all material respects with the duties and obligations of the Trustee under the Trust Agreement.
     Section 1.3. Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all the rights, titles, duties, powers, and authority of Resigning Trustee under the Trust Agreement and the Trust Conveyance and all property and money held by Resigning Trustee under the Trust Agreement. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Transfer Agent.
     Section 1.4. Resigning Trustee shall deliver to Successor Trustee, as of or as soon as practicable after the Effective Date, all of the Trust Estate held by Resigning Trustee (including but not limited to the cash and short-term investments in the “BP Prudhoe Bay Royalty Trust Reserve,” held in Account No. 294501 with The Bank of New York Mellon in the name of the Trust). Resigning Trustee shall deliver to Successor Trustee such files and documents related to the Trust and the Units that Successor Trustee reasonably may request from time to time.

     Section 1.5. Promptly, and in any event within ten days, after the Effective Date, Resigning Trustee shall cause a notice, substantially in the form of Exhibit A annexed hereto, to be sent to each Unit Holder in accordance with the provisions of Sections 8.02 and 8.03 of the Trust Agreement.
ARTICLE II
THE COMPANY
     Section 2.1. The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar and Transfer Agent under the Trust Agreement with respect to all Units heretofore or hereafter issued pursuant thereto.
     Section 2.2. The Company hereby appoints Successor Trustee as Trustee, Registrar and Transfer Agent under the Trust Agreement with respect to all Units heretofore issued and delivered pursuant thereto, to succeed to, and vests Successor Trustee with, all the rights, powers, trusts and duties of Resigning Trustee under the Trust Agreement as Trustee, Registrar and Transfer Agent from the Effective Date forward.
     Section 2.3. The Company represents and warrants to Resigning Trustee and Successor Trustee that:
(a)	The Trust Agreement was validly and lawfully executed and delivered by the Company, has not been amended or modified and is in full force and effect.
(b)	The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each material covenant, agreement, condition, obligation and responsibility on its part to be performed under the Trust Agreement and the Overriding Royalty Conveyance.

(c)	No covenant or condition contained in the Trust Agreement has been waived by the Company or, to the best of the Company’s knowledge, by Unit Holders owning the percentage of the outstanding Units required to effect any such waiver.

(d)	There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Trust Agreement.

(e)	This Agreement has been duly authorized, executed and delivered on behalf of Company and constitutes its legal, valid and binding obligation.

(f)	All conditions precedent relating to the appointment of The Bank of New York Mellon Trust Company, N.A., as Successor Trustee, Registrar and Transfer Agent under the Trust Agreement have been complied with by the Company.
ARTICLE III
THE SUCCESSOR TRUSTEE
     Section 3.1. Successor Trustee represents and warrants to Resigning Trustee and to the Company that:
(a)	Successor Trustee is qualified and eligible under the provisions of Article Six of the Trust Agreement to act as Trustee under the Trust Agreement. In making this representation and warranty, Successor Trustee is relying upon the representations and warranties of both Resigning Trustee and the Company regarding the Trust Agreement.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation.
     Section 3.2. Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Transfer Agent under the Trust Agreement with respect to all Units heretofore or hereafter issued and delivered pursuant thereto and all property and money held or to be held under the Trust Agreement and accepts the rights, powers, trusts, duties and obligations of Resigning Trustee as Trustee, Registrar and Transfer Agent under the Trust Agreement with respect to all Units heretofore or hereafter issued pursuant thereto and all property and money held or to be held under the Trust Agreement, upon the terms and conditions set forth therein, from the Effective Date forward.
     Section 3.3. Upon receipt from the Company of the payment attributable to the Royalty Interest for the quarter ending December 31, 2010, Successor Trustee shall pay to Resigning Trustee from such amount (a) the pro-rated portion of the quarterly administrative fee accrued pursuant to Section 7.03 of the Trust Agreement for the period from October 1, 2010 to the Effective Date, and (b) all accrued fees due to Resigning Trustee in its capacity as Registrar and Transfer Agent for the period from October 1, 2010 to the Effective Date, upon presentation of Resigning Trustee’s invoice therefor. Successor Trustee will notify all attorneys, accountants, engineers and other persons providing services or goods to the Trust of its succession as Trustee and will reimburse Resigning Trustee in full from the Trust Estate for all unpaid expenses, disbursements and advances incurred or made by Resigning Trustee prior to the Effective Date in accordance with the provisions of the Trust Agreement.

ARTICLE IV
MISCELLANEOUS
     Section 4.1. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Trust Agreement.
     Section 4.2. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first set forth above (the “Effective Date”).
     Section 4.3. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.
     Section 4.4. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     Section 4.5. The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

Company:	BP EXPLORATION (ALASKA) INC.

	By:	/s/ Claire Fitzpatrick

	Name:	Claire Fitzpatrick
	Title:	Attorney-in-Fact

Resigning Trustee:	THE BANK OF NEW YORK MELLON

	By:	/s/ Ming J. Ryan

	Name:	Ming J. Ryan
	Title:	Vice President

Successor Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

	By:	/s/ Michael Ulrich

	Name:	Michael Ulrich
	Title:	Vice President

EXHIBIT A
[The Bank of New York Mellon letterhead]
To Holders of Units in the
BP Prudhoe Bay Royalty Trust:
     We are writing to notify you that The Bank of New York Mellon (‘BNYM”) resigned as Trustee of the BP Prudhoe Bay Royalty Trust (the “Trust”) effective as of December 15, 2010.
     BP Exploration (Alaska) Inc. has appointed The Bank of New York Mellon Trust Company, N.A. (the “Trust Company”) as successor Trustee of the Trust. The Trust Company has accepted its appointment as successor Trustee and effective as of December 15, 2010 succeeded to the rights, powers, trusts, duties and obligations of BNYM under the BP Prudhoe Bay Royalty Trust Agreement dated February 28, 1989. BNY Mellon Trust of Delaware remains the Co-Trustee of the Trust.
     Holders of Units in the Trust who wish to communicate with the Successor Trustee about any matter should write or call the following address and telephone number:

Mail address:	The Bank of New York Mellon Trust Company, N.A.
919 Congress Avenue, Suite 500
Austin, TX 78701
Attention:

Telephone:	800-852-1422

Dated:	New York, NY
December ___, 2010
THE BANK OF NEW YORK MELLON